JOINT FILING AGREEMENT


In accordance with Rule 13d 1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of statements on Amendment
No. 5 to the Schedule 13D with respect to the common stock of TOR Minerals International, Inc. (including any amendments thereto) and further agree that this Joint Filing Agreement shall be included as an Exhibit to such filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement on the dates indicated.

Date: July 15, 2003         Lim Keng Kay


 /s/ Lim Keng Kay
By:  /s/ Tan Chin Yong
Tan Chin Yong, Attorney in fact


Date: July 15, 2003          Megamin Ventures Sdn Bhd
                             By: /s/ Tan Chin Yong
                             Tan Chin Yong, Attorney in fact